CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A of our report dated January 29, 1997, relating to the Statement of Assets and Liabilities of AARP Diversified Income Portfolio and AARP Diversified Growth Portfolio, each a series of AARP Managed Investment Portfolios Trust, which appears in the Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.



Price Waterhouse LLP
Boston, Massachusetts
January 29, 1997